Exhibit 5.1
[Goodwin Procter LLP Letterhead]
February 12, 2010
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     Reference is made to our opinion letter dated February 12, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on February 12, 2010 by Medical Properties Trust, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on February 12, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 12, 2010 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $49,692,509 of shares of the Company’s common stock, $0.001 par value (the “Shares”) covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of (i) the Equity Distribution Agreement, dated November 9, 2009, by and among the Company, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and KeyBanc Capital Markets Inc., as amended on February 12, 2010, (ii) the Equity Distribution Agreement, dated November 9, 2009, by and among the Company, the Operating Partnership

Medical Properties Trust, Inc.
February 12, 2010

and Deutsche Bank Securities Inc., as amended on February 12, 2010, and (iii) the Equity Distribution Agreement, dated November 9, 2009, by and between the Company, the Operating Partnership and RBC Capital Markets Corporation, as amended on February 12, 2010, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 12, 2010 which is incorporated by reference into the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

2